Exhibit 99.1

Trex Company Announces Second-Quarter 2011 Results

Launches Trex Transcend® Porch Flooring and Railing System

WINCHESTER, Va.--(BUSINESS WIRE)--August 1, 2011--Trex Company, Inc. (NYSE: TREX), the world’s largest manufacturer of wood-alternative decking and railing products, today announced financial results for the second quarter ended June 30, 2011.

Net sales for the second quarter of 2011 totaled $78.4 million compared to net sales of $115.5 million for the 2010 second quarter. The Company reported net income of $2.1 million, or $0.12 per diluted share, for the 2011 period compared to net income of $4.8 million, or $0.30 per diluted share, for the 2010 period. The Company recognized $13.3 million of non-cash charges during the 2010 period, which included a $9.0 million increase to its warranty reserve, a $1.9 million charge related to supply contracts and a $2.4 million charge related to its joint venture for recycling waste polyethylene in Spain. Before giving effect to these charges, net income for the second quarter of 2010 was $18.0 million, or $1.14 per diluted share.

For the six months ended June 30, 2011, the Company reported net sales of $147.4 million compared to net sales of $181.8 million for the prior-year period. The Company reported net income of $7.2 million, or $0.42 per diluted share, for the first six months of 2011 compared to a net loss of $0.7 million, or $0.05 per diluted share, for the 2010 period. The 2011 results reflect the favorable resolution of uncertain tax positions in the first quarter of 2011 that positively impacted income taxes by $2.6 million. Before giving effect to this adjustment, net income for the 2011 period was $4.6 million, or $0.27 per diluted share. Before giving effect to the aforementioned second-quarter 2010 charges, net income for the first six months of 2010 was $12.5 million, or $0.83 per diluted share.

Chairman, President and CEO Ronald W. Kaplan commented, "As previously announced, second-quarter sales were less than expected due to poor weather in much of the country and, to a lesser extent, the challenging macroeconomic environment. The severe winter storms that impacted many parts of the U.S. through April were followed by heavier-than-normal precipitation during most of May, delaying the start of the deck-building season and negatively affecting the sell-through of our products.

“We believe the external factors that negatively impacted our sales also affected the overall market, and that Trex is continuing to take market share. We started our 2011 early buy season with a focus on dealer conversions. This focus, combined with our growing product platform, has enabled us to initiate or expand our relationships with a significant number of dealers.

“We continue to pursue product innovation and recently announced that we are expanding Trex Transcend® beyond the backyard. Our Transcend Porch Flooring and Railing System includes virtually gap-free floor boards with universal hidden fasteners, coordinating post and railing options and TrexTrim™ beadboard and mouldings for a complete, finished look for the front of the home. This category is a natural extension for Trex, giving us the opportunity to deliver a product with significant value to both homeowners and the trade while expanding our brand reach and capturing new customers.

“We are also very encouraged by the sales increases that took place in June and July, when the weather improved. As noted in our July 12, 2011 press release, sales order activity in June exceeded order activity in June 2010 by 15%. Order activity throughout July continued at a pace well above that of last year’s same period.

“While forecasting in this overall environment has proven challenging, based on order activity to date and discussions with our distribution partners, we expect net sales of approximately $65-70 million for the third quarter of 2011 compared to $60.6 million in the 2010 period.”

Second-Quarter 2011 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second-quarter-2011 results on Monday, August 1, 2011 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 and reference conference ID #80114524. A live webcast of the conference call will also be available in the Investor Relations section of the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

For those who cannot listen to the live broadcast, the webcast will be available on Trex’s website for 30 days. A telephone replay of the call will also be available for seven days, beginning at approximately 1:00 p.m. ET on Monday, August 1, 2011. To listen to the telephone replay, dial 706-645-9291 and enter conference ID #80114524.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2011, its subsequent report on Form 10-Q filed on May 2, 2011, and its Form 8-K filed on May 2, 2011 and July 14, 2011, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 5,500 retail locations throughout the world, Trex® outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$78,405	$115,499	$147,412	$181,839

Cost of sales	54,863	85,628	100,840	136,755

Gross profit	23,542	29,871	46,572	45,084

Selling, general and administrative expenses	17,364	21,228	34,021	38,280

Income from operations	6,178	8,643	12,551	6,804

Interest expense, net	4,010	3,868	7,974	7,670

Income (loss) before income taxes	2,168	4,775	4,577	(866)

Provision (benefit) for income taxes	62	-	(2,586)	(134)

Net income (loss)	$2,106	$4,775	$7,163	$(732)

Basic earnings (loss) per common share	$0.14	$0.31	$0.47	$(0.05)

Basic weighted average common shares outstanding	15,397,476	15,188,963	15,345,529	15,165,942

Diluted earnings (loss) per common share	$0.12	$0.30	$0.42	$(0.05)

Diluted weighted average common shares outstanding	17,153,179	15,880,484	16,982,058	15,165,942

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	30-Jun-11	31-Dec-10

ASSETS
Current assets:

Cash and cash equivalents	$ 19,416	$ 27,270
Accounts receivable, net	46,902	53,332
Inventories	39,036	29,021
Prepaid expenses and other assets	2,861	1,539
Income taxes receivable	142	70
Deferred income taxes	949	1,004
Total current assets	109,306	112,236
Property, plant and equipment, net	122,509	126,857
Goodwill	10,562	6,837
Other assets	1,253	1,885
Total assets	$ 243,630	$ 247,815
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$ 15,011	$ 15,107
Accrued expenses	14,948	23,479
Accrued warranty	5,536	7,003
Current portion of long-term debt	86,887	590
Total current liabilities	122,382	46,179
Deferred income taxes	3,791	3,614
Accrued taxes	85	3,126
Non-current accrued warranty	5,460	7,469
Debt-related derivatives	-	312
Long-term debt	-	84,193
Other long-term liabilities	1,811	-
Total liabilities	133,529	144,893

Stockholders’ equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	--	--
Common stock, $0.01 par value, 40,000,000 shares authorized; 15,584,363 and 15,458,002 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	156	155
Additional paid-in capital	98,736	98,905
Accumulated other comprehensive loss	-	(184)
Retained earnings	11,209	4,046
Total stockholders’ equity	110,101	102,922
Total liabilities and stockholders’ equity	$ 243,630	$ 247,815

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2011	2010

OPERATING ACTIVITIES
Net income (loss)	$7,163	$(732)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,484	14,992
Other non-cash charges	1,713	2,934
Changes in operating assets and liabilities	(20,091)	(8,906)

Net cash provided by operating activities	$3,269	$8,288

INVESTING ACTIVITIES	$(6,830)	$(4,255)

FINANCING ACTIVITIES	$(4,293)	$(1,289)

Net increase (decrease) in cash and cash equivalents	$(7,854)	$2,744
Cash and cash equivalents at beginning of period	$27,270	$19,514

Cash and cash equivalents at end of period	$19,416	$22,258

Trex Company, Inc.
Reconciliations of Pro-Forma results of operations measures to the nearest comparable GAAP measures
Three Months Ended June 30,
(amounts in 000's except for EPS)

	2010 Reconciliation
	GAAP	Pro-Forma	Pro-Forma	GAAP
	2010	Adjustments(1)	2010	2011

Net sales	$115,499	$0	$115,499	$78,405

Cost of sales	$85,628	($10,857)	$74,771	$54,863

Gross profit	$29,871	$10,857	$40,728	$23,542
% of Net sales	25.9%	9.4%	35.3%	30.0%

SG&A expenses	$21,228	($2,405)	$18,823	$17,364
% of Net sales	18.4%	-2.1%	16.3%	22.1%

Income from operations	$8,643	$13,262	$21,905	$6,178
% of Net sales	7.5%	11.5%	19.0%	7.9%

Income before income taxes	$4,775	$13,262	$18,037	$2,168

Net income	$4,775	$13,262	$18,037	$2,106
% of Net sales	4.1%	11.5%	15.6%	2.7%

Diluted earnings per common share	$0.30	$0.84	$1.14	$0.12

(1) 2010 Pro-Forma adjustments include $9MM increase to previously established warranty reserve related to surface defects for material produced at the Nevada facility (Cost of sales), $1.9MM of charges related to supply contracts (Cost of sales) and $2.4MM charge related to our joint venture in Denplax, a Spanish waste polyethylene recycling facility (SG&A expenses).

Trex Company, Inc.
Reconciliations of Pro-Forma results of operations measures to the nearest comparable GAAP measures
Six Months Ended June 30,
(amounts in 000's except for EPS)

	2010 Reconciliation			2011 Reconciliation
	GAAP	Pro-Forma	Pro-Forma	GAAP	Pro-Forma	Pro-Forma
	2010	Adjustments(1)	2010	2011	Adjustments(2)	2011

Net sales	$181,839	$0	$181,839	$147,412	$0	$147,412

Cost of sales	$136,755	($10,857)	$125,898	$100,840	$0	$100,840

Gross profit	$45,084	$10,857	$55,941	$46,572	$0	$46,572
% of Net sales	24.8%	6.0%	30.8%	31.6%	0.0%	31.6%

SG&A expenses	$38,280	($2,405)	$35,875	$34,021	$0	$34,021
% of Net sales	21.1%	-1.4%	19.7%	23.1%	0.0%	23.1%

Income from operations	$6,804	$13,262	$20,066	$12,551	$0	$12,551
% of Net sales	3.7%	7.3%	11.0%	8.5%	0.0%	8.5%

Income (loss) before income taxes	($866)	$13,262	$12,396	$4,577	$0	$4,577

Income taxes	($134)	$0	($134)	($2,586)	$2,574	($12)

Net income (loss)	($732)	$13,262	$12,530	$7,163	($2,574)	$4,589
% of Net sales	-0.4%	7.3%	6.9%	4.9%	-1.8%	3.1%

Diluted earnings (loss) per common share	($0.05)	$0.88	$0.83	$0.42	($0.15)	$0.27

(1) 2010 Pro-Forma Adjustments include a $9.0MM increase to previously established warranty reserve (Cost of sales), $1.9MM of charges related to supply contracts (Cost of sales) and a $2.4MM charge related to our joint venture in Spain (SG&A expenses).

(2) 2011 Pro-Forma Adjustments include a $2.6MM income tax benefit related to the favorable resolution of uncertain tax positions.

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
Chief Financial Officer
or
Lippert/Heilshorn & Associates
Harriet Fried, 212-838-3777